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                                                                    EXHIBIT 99.1

NEWS RELEASE
SEPTEMBER 27, 1999
CONTACT: Linda Dill, Corporate Express Vice President Strategic Planning and
         Investor Relations (303)664-3949

             CORPORATE EXPRESS AND BUHRMANN NV FIX $9.70 PER SHARE
               PURCHASE PRICE THROUGH MERGER AGREEMENT AMENDMENT

       CORPORATE EXPRESS COMPLETES SALE OF ITS COURIER DELIVERY BUSINESS

          COMPANY SCHEDULES OCTOBER 22 SPECIAL SHAREHOLDERS MEETING TO
                   VOTE ON CORPORATE EXPRESS-BUHRMANN MERGER

       CORPORATE EXPRESS REACHES AGREEMENT TO SETTLE SHAREHOLDER LAWSUITS

BROOMFIELD, Colo. - Corporate Express, Inc. (Nasdaq: CEXP), a leading supplier essential office and computer products and services to corporations that value innovative procurement solutions, today announced that the Company and Buhrmann NV have amended their merger agreement to fix the purchase price for the merger at $9.70 per share, eliminating the provisions with respect to price adjustments.

Corporate Express filed its definitive proxy materials with the Securities and Exchange Commission on September 27, 1999, and has scheduled a special shareholders meeting on October 22, 1999 for the purpose of voting on the merger between the Company and Buhrmann. All shareholders as of the record date of September 13, 1999 will today be mailed notice of the special meeting and proxy materials and must submit their proxies by October 22, 1999.

The Company also announced its September 24, 1999 closing of the sale of its subsidiary. Corporate Express Delivery Systems, Inc. ("Delivery Systems"), to United Shipping & Technology, Inc., (Nasdaq: USHP), a logistics company based in Minneapolis, Minnesota. The sale of Delivery Systems has no effect on the daily delivery of Corporate Express' office and computer products and services, which will continue to be delivered via Corporate Express' fleet of more that 900 delivery vehicles.

In addition, Corporate Express entered into an agreement to settle all outstanding class action shareholder litigation in connection with the proposed merger. As a part of the settlement, the Company agreed to make certain additional disclosures in its proxy statement, obtain an updated fairness opinion from one of its financial advisors and agreed to pay certain legal fees of counsel to the plaintiffs. The settlement is subject to confirmatory discovery and court approval.

Other than the shareholder vote to be taken at the special shareholders meeting, the Company has satisfied most of the conditions precedent to closing the Buhrmann merger, and currently anticipates that the transaction will close by the end of October.

"We are very pleased to have completed the sale of Delivery Systems to United Shipping & Technology," said Bob King, President and CEO of Corporate Express. "We are also pleased that the final $9.70 per share cash price has been set, as well as the progress we've made toward finalizing the merger with Buhrmann, including the agreement to settle the shareholder lawsuits. The Corporate Express-Buhrmann merger brings significant value to all of our contingencies - shareholders, customers, suppliers and employees. We look forward to completing the shareholder vote process and finalizing the merger."

In its constituting operations, Corporate Express currently operates in nearly 300 locations, including 89 distribution centers, and employs approximately 15,000 people in the United States, Australia, Canada, France, Italy, Germany, the United Kingdom, Switzerland, Ireland, New Zealand, and the Netherlands.

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